                                                                    Exhibit 99.1
                                                                    ------------


A.C. MOORE [GRAPHIC OMITTED]            General Office o Distribution Center
--------------------------------------------------------------------------------
                                       130 A.C. Moore Drive o Berlin, NJ 08009
                                     PHONE: (856)768-4930 o FAX: (856) 753-4723



For:                                           From:
A.C. Moore Arts & Crafts, Inc.                 Gregory FCA Communications, Inc.
Leslie Gordon                                  For More Information Contact:
Chief Financial Officer                        Joe Crivelli
(856) 228-6700                                 (610) 642-8253


FOR IMMEDIATE RELEASE
---------------------

     A.C. MOORE ANNOUNCES LORI SCHAFER JOINS A.C. MOORE'S BOARD OF DIRECTORS


              20-YEAR INDUSTRY VETERAN BRINGS STRATEGIC INSIGHT AND
                          ADDITIONAL RETAIL EXPERIENCE


BERLIN, NJ, SEPTEMBER 1, 2005 - A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) today announced that Lori J. Schafer has joined its Board of Directors effective August 30, 2005. This appointment increases the size of the Board to 9, including 7 independent directors. Ms. Schafer will serve as a Class A director until 2006.

Ms. Schafer currently serves as President of Marketmax, the retail division of SAS, an industry leader in business intelligence software and analytics. She has been with Marketmax since 1996, and previously served as the Company's Chairman, President and CEO prior to SAS's acquisition of the company in October 2003. During her tenure Ms. Schafer helped build Marketmax into an industry leader in merchandising analytics with a list of blue chip clientele in the retail industry.

With over 20 years experience in the retail and consumer good industry, Ms. Schafer has strong expertise and knowledge of all aspects of a retail company's processes and challenges. Prior to Marketmax, she held positions of increasing responsibility at the Procter & Gamble Company. Ms Schafer currently serves on the board of Trans World Entertainment Corporation and geoVue, Inc.

William Kaplan, Chairman of A.C. Moore Arts & Crafts, Inc. said, "It's invaluable to have someone with Lori's experience and understanding of the retail industry join us on the Board. It is a pleasure to welcome her to the Board of Directors and we all look forward to working with her to continue to grow A.C. Moore."

A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 101 stores in the Eastern United States. For more information about the Company, visit our website at www.acmoore.com.

This press release may contain statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors' locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies and other risks detailed in the Company's Securities and Exchange Commission filings.

                                      # # #